Exhibit 99.1

                      SICOR Announces Management Change

    IRVINE, Calif., Aug. 12 /PRNewswire-FirstCall/ -- SICOR Inc.
(Nasdaq: SCRI) today announced that Jack E. Stover has resigned as chief financial officer and treasurer of SICOR to pursue other opportunities. David
C. Dreyer, vice president, corporate controller and chief accounting officer has been elected interim chief financial officer and treasurer by the Company's Board of Directors.

    "Jack's counsel has benefited us in many ways, but we understand his desire to pursue other interests," said Marvin Samson, president and chief executive officer. "On behalf of the Board of Directors and management of the company, I want to wish him the very best in the future."

    SICOR Inc. is a vertically integrated, multinational pharmaceutical company that focuses on generic finished dosage injectable pharmaceuticals, active pharmaceutical ingredients, or APIs, and generic biopharmaceuticals. Using internal research and development capabilities, together with operational flexibility and manufacturing and regulatory expertise, SICOR is able to take a wide variety of products from the laboratory to the worldwide market. Leveraging these capabilities, SICOR concentrates on products and technologies that present significant barriers to entry or offer first-to-market opportunities. SICOR operates several manufacturing facilities in the U.S., Western and Eastern Europe and Mexico, while maintaining its corporate headquarters in Irvine, California. For more information, please visit our website at www.sicor.com .

    This press release contains forward looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward looking statements and those matters set forth in the risk factors section of SICOR's filings on Forms 10-K and 10-Q with the Securities and Exchange Commission. These forward-looking statements represent the Company's judgment as of the date of this press release. The Company disclaims any intent or obligation to update these forward-looking statements.